Exhibit 99.4

AMENDMENT NO. 3

TO

CLEANCORE SOLUTIONS, INC.

2022 EQUITY INCENTIVE PLAN

The CleanCore Solutions, Inc. 2022 Equity Incentive Plan (the “Plan”) is hereby amended as follows:

The first sentence of Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

“Subject to adjustment in accordance with Section 11, a total of 25,000,000 shares of Class B Common Stock shall be available for the grant of Awards under the Plan.”

Except as herein amended, the provisions of the Plan shall remain in full force and effect.

Effective as of October 13, 2025